Exhibit 15.1
May 4, 2011
Big 5 Sporting Goods Corporation
2525 East El Segundo Boulevard
El Segundo, California 90245
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Big 5 Sporting Goods Corporation and subsidiaries for the periods ended April 3, 2011, and April 4, 2010, as indicated in our report dated May 4, 2011; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended April 3, 2011, is incorporated by reference in Registration Statement Nos. 333-149730 and 333-104898 on Form S-8.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ DELOITTE & TOUCHE LLP
Los Angeles, California